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                             TAX SHARING AGREEMENT
                             ---------------------

THIS AGREEMENT, entered into as of the 24th day of July, 1995, by and among General American Life Insurance Company ("General American"), a Missouri corporation, Conning Corporation (formerly known as Conning Asset Management Company) ("Conning"), a Missouri corporation, and Conning Asset Management Company (formerly known as General American Investment Management Company) ("CAM"), a Missouri corporation.

WITNESSETH THAT:

Whereas, General American is the common parent corporation and a member of an affiliated group of corporations which files a consolidated Federal income tax return (such affiliated group of corporations for any given taxable year or period being hereinafter collectively referred to as the "General American Group");

Whereas, CAM was formed by General American in 1982, and has been included in consolidated Federal income tax returns as a part of the General American Group.

Whereas, CAM entered into a Tax Allocation Agreement dated October 30, 1992, with General American (the "Tax Allocation Agreement") in order to preserve, to the extent possible, the economic benefits and detriments which would accrue to the parties if they were to file separate income tax returns rather than a consolidated return;

Whereas, Conning was formed by General American as a shell corporation and will not file a consolidated tax return with General American;

Whereas, General American is contributing 100% of the stock of CAM to Conning in exchange for stock of Conning, and Conning is issuing additional shares of stock resulting in CAM's being ineligible for consolidation with the General American Group; and

Whereas, the parties desire to set forth in writing their agreement as to the manner in which the consolidated liability of the General American Group for the period during which CAM was a member of the group, and any changes in such liability, will be handled after CAM leaves the General American Group, and other matters related to such departure.

NOW, THEREFORE, in consideration of the foregoing, and of the mutual covenants and promises contained herein, the parties hereby agree as follows:

1.    Definitions:

      (a) The "Conning Group" means Conning, CAM, and any corporation with which either of them files a consolidated Federal income tax return after the Consolidation Period.

      (b) The "GAXCAM Group" means the group which includes General American and any corporation with which General American files a consolidated Federal income tax return during or after the Consolidation Period, excluding members of the Conning Group.

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      (c)   The "Consolidation Period" with respect to each member of the
      GAXCAM Group and Conning Group shall consist of those taxable years or periods of each such member which are reported in the General American consolidated Federal income tax return or returns in which CAM is included as a member of the General American Group.

2. Notwithstanding that the Tax Allocation Agreement expires by its terms on the date that CAM is no longer eligible to file a consolidated Federal income tax return with General American, the consolidated tax liability of each member of the General American Group for the Consolidation Period shall be determined in accordance with the Tax Allocation Agreement, and all subsequent activity in relation to that liability, including but not limited to payment of taxes, refunds and adjustments, shall be governed in accordance therewith.

3. Any change in tax liabilities for the Consolidation Period, due to audit adjustments or otherwise, shall be treated in the same manner as the initial determination of tax liability under the Tax Allocation Agreement. Any interest or penalties assessed by a tax authority in conjunction with any such adjustment shall be borne by the member or members whose tax attributes are adjusted. Likewise, any interest paid by a tax authority in conjunction with any favorable adjustment shall be paid to the member or members whose tax attributes are the source of such interest payment.

4. Except as otherwise provided herein, any attorneys' fees or other costs incurred by General American in the course of defending, against any tax authority, tax positions taken in General American's consolidated income tax return or returns for the Consolidation Period shall be borne by General American; and General American shall have total discretion and control regarding the defense, compromise or concession of all such positions.

5.    (a)   Notwithstanding the preceding paragraph, if General American desires to settle any proposed adjustment, and if such settlement would increase the tax liability of a member of the Conning Group by more than $50,000 for any tax year in the Consolidation Period, then General American shall first furnish a notice to Conning (the "Settlement Notice"). The Settlement Notice shall provide an explanation of the proposed adjustment and the reasons General American has decided to settle. It shall also include the terms of the proposed settlement, and a computation of the estimated resulting increase in the share of consolidated tax liability.

      (b) Conning shall notify General American in writing of Conning's approval or disapproval of the proposed settlement (the "Settlement Response"). In order to effectively disapprove of the settlement, the Settlement Response must:

            (i) be sent within thirty days after Conning receives the Settlement Notice;

            (ii) contain an agreement by Conning to bear and promptly pay all expenses incurred by General American in the continuing defense of the proposed adjustment; and

            (iii) be accompanied by an opinion of independent tax counsel, or of a tax partner of an independent nationally recognized accounting firm, that there is a

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            reasonable basis to conclude that the affected Conning Group member would prevail on the merits or obtain a more favorable settlement than proposed by General American.

      If the Settlement Response approves of the proposed settlement, or if Conning fails to provide a Settlement Response which meets the requirements of an effective disapproval, then Conning shall be deemed to have conclusively and irrevocably consented to the settlement proposed in the Settlement Notice.

      (c) If Conning provides a Settlement Response which effectively disapproves of the proposed settlement, and if continuing to resist the proposed adjustment would not require General American to take a position inconsistent with positions taken on other material issues in defense of the consolidated return, then General American shall not enter the proposed settlement, but shall continue to defend against the proposed adjustment, at Conning's expense. In that event Conning may also participate in such defense, including reviewing General American's proposed arguments against the proposed adjustment and suggesting additional arguments.

      General American may bill Conning at monthly or greater intervals for all expenses incurred in such representation, and such bills shall be payable upon receipt.

6. If a member of the Conning Group generates a net operating loss ("NOL") for a period subsequent to the Consolidation Period which is eligible to be carried back to a prior General American consolidated return, and if Conning requests that General American file an amended tax return for the Consolidation Period utilizing such NOL, then General American shall file such amended return, and shall pay any amounts realized from the NOL to the affected Conning Group member in accordance with the provisions of the Tax Allocation Agreement. Conning shall reimburse General American for all costs resulting from such requests, including the cost of filing the return and defending such tax position. Likewise, if it is subsequently determined that the refund was improper, Conning shall pay General American the amount due the IRS, including any interest and penalties.

7. General American shall indemnify and hold harmless each member of the Conning Group, on an after-tax basis, against the tax liability of any member of the GAXCAM Group, and against the cost of enforcing General American's obligations under this Agreement.

8. Conning and CAM shall jointly and severally indemnify and hold harmless each member of the GAXCAM Group, on an after-tax basis, against the tax liability of any member of the Conning Group, and against the cost of enforcing the obligations of Conning and CAM under this Agreement.

9. To the extent that an indemnification against tax liability is made pursuant to this Agreement, the indemnifying party shall be entitled to any refund of the tax indemnified against, and any interest paid as a part of such refund.

10. If any party to this Agreement is required by this Agreement to indemnify or reimburse a member of the Conning Group or the GAXCAM Group for any purpose, including the defense of tax positions, such amounts shall include a reasonable allocation for work performed in-house, in addition to reimbursement for out-of-pocket expenses. Such allocation of in-house

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expenses shall be made in the same manner as the method then used by General
American in allocating personnel time and other expenses among various areas of the company and shall be fair and reasonable to both parties. If an amount is due, pursuant to this Agreement, from a party to this Agreement to a member of the Conning Group or the GAXCAM Group, and if such payment is not made within thirty days of its due date, the party shall also pay interest from the due date to the date paid, at the short term Applicable Federal Interest Rate in effect on the due date.

11. Notwithstanding any provision in this Agreement to the contrary, this Agreement shall not affect any of the indemnification obligations contained in the Contribution Agreement dated July 24, 1995, among General American, Conning, and CAM, among others.

12. This agreement shall be effective as of the day and year first above written.

13. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their successors and assigns, as well as any entity with which any party shall merge.

14. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall be ineffective only in such jurisdiction, and only to the extent of such prohibition or unenforceability, without invalidating the remaining provisions hereof.

15. This Agreement shall be governed by and construed in accordance with the laws of the State of Missouri.

16. Except as otherwise provided herein, each party shall bear its own costs and expenses incurred pursuant to this Agreement.

17. No failure or delay of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

18. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

19. No party may assign or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto.

IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute this Agreement in duplicate originals as of the day and year first above written.

                              GENERAL AMERICAN LIFE INSURANCE COMPANY


                              By:   /s/ Kent P. Zimmerman
                                  ---------------------------------------------
                                    Kent P. Zimmerman
                                    Second Vice President & Director of Tax

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                              CONNING CORPORATION


                              By:   /s/ Leonard M. Rubenstein
                                 ----------------------------------------------
                                    Leonard M. Rubenstein
                                    Chairman & Chief Executive Officer



                              CONNING ASSET MANAGEMENT COMPANY


                              By:   /s/ Leonard M. Rubenstein
                                 ----------------------------------------------
                                    Leonard M. Rubenstein
                                    Chairman & Chief Executive Officer


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